Exhibit 10.2

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Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 5 TO DEVELOPMENT AND COMMERCIAL LICENSE AGREEMENT

This   AMENDMENT   NO.   5   TO   DEVELOPMENT    AND   COMMERCIAL LICENSE

AGREEMENT (this "Amendment"), effective as of September 18, 2019, amends that certain Development and Commercial License Agreement, effective February 24, 2016 (as  previously amended by that certain Amendment No. 1 to Development and Commercial License Agreement, effective as of February 24, 2017, that certain Amendment No. 2 to Development and Commercial License Agreement, effective as of August 21, 2017, that certain Amendment No. 3 to Development and Commercial License Agreement, effective as of February 5, 2018, and that certain Amendment No. 4 to Development and Commercial License Agreement, effective as of May 23, 2018, the "DCLA"), by and among BAXALTA INCORPORATED, a Delaware corporation with its principal place of business at 1200 Lakeside Drive, Bannockburn, IL 60015 ("BI"), BAXALTA US INC., a Delaware corporation with its principal place of business at 1200 Lakeside Drive, Bannockburn, IL 60015 ("BUSI"), BAXALTA GMBH, a company organized under the laws of Switzerland with its principal place of business at Postfach 8010, Zurich,  Switzerland  ("BGMBH" and, together jointly  and severally with BI and BUSI, collectively, "Baxalta"), and PRECISION BIOSCIENCES, INC., a Delaware corporation with its principal place of business at 302 E Pettigrew St A-100, Durham, NC 27701 ("Precision"). On August 31, 2018, LES LABORATOIRES SERVIER, a corporation incorporated under the laws of France having a principal place of business at 50 rue Carnot, 92150 Suresnes, France  ("LLS") and  INSTITUT  DE RECHERCHES  INTERNATIONALES SERVIER, a corporation incorporated under the laws of France having its principal place of business at 50 rue Carnot, 92150 Suresnes, France ("IRIS") (LLS and IRIS together jointly and severally, "Servier") acquired Baxalta's oncology business, including the DCLA, and assumed all rights and obligations of Baxalta under the DCLA, and therefore all references  in the DCLA to Baxalta shall be deemed  to  refer to Servier, and Precision and Servier may each be referred to herein individually as a "Party" and collectively as the "Parties." All capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the DCLA.

RECITALS

WHEREAS, the Parties have determined to modify certain aspects of the role of the JSC as further described in this Amendment;

WHEREAS, the Parties have determined to modify certain Precision reporting requirements as further described in this Amendment;

WHEREAS, the Parties have determined to further extend the date for negotiation and execution of the CDCP Agreement; and

WHEREAS, the Parties desire to amend the DCLA as set forth below in accordance with Section 17.8 of the DCLA.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

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1.	Additional Definitions.The following definitions are hereby added to Article I of the DCLA, as un-numbered definitions:

a.	"CMC" means chemistry, manufacturing and controls.

b.

"Dedicated Regulatory JSC Members" means each Party's members of  the JSC that: (i) are specifically designated in writing by such Party to review Regulatory Filings and related submissions; and (ii) do not have access to or any role with respect to Regulatory Filings or other regulatory submissions for any genetically engineered human T cells with Chimeric Antigen Receptor(s) based on a technology other than the Precision Platform Technology.

c.

"Dedicated CMC JSC Members" means each Party's members of the JSC that: (i) are specifically designated in writing by such Party to perform the activities described in Section 3.1.l(g); and (ii) do not have access to or  any  role  with respect to any manufacturing and supply activities  (including any CMC  program or process) for any genetically engineered human T cells with Chimeric Antigen Receptor(s) based on a technology other than the Precision Platform Technology.

d.

"Top Management Expert" means Servier's executive officer  that:  (i)  is specifically designated in writing by Servier to perform the activities described in Section 3.l.5A; (ii) has access to or a role with respect to activities for any genetically engineered human T cells with Chimeric Antigen Receptor(s) based on a technology other than the Precision Platform Technology; (iii) has decision making authority for all genetically engineered human T cells with Chimeric Antigen Receptor(s) programs of Servier; and (iv) unless agreed otherwise by the Parties in accordance with Section 3.1.5A, is only provided by Servier's JSC members with high level information strictly necessary to enable such executive officer to provide guidance on or approval of Servier's JSC members' recommendations, in accordance with Section 3.1.5A.

e.

"Quarterly Reports" means each quarterly status report delivered  by Precision  to the JSC within fifteen (15) days after the end of each Calendar Quarter in accordance with Section 3.1.4, which report will provide summary updates with respect to such Calendar Quarter regarding the Development status of each Licensed Product Candidate that is currently subject to a Development Plan, using the reporting format in Exhibit I.

2.	Amendments to Section 2.2.3 of the DCLA.Section 2.2.3 of the DCLA is hereby amended and restated in its entirety as follows:

2.2.3 Precision shall be solely responsible for, shall use Commercially Reasonable Efforts to carry out, and shall pay all costs and expenses  incurred by Precision in carrying out, Development activities for each Licensed Product Candidate in accordance with the applicable Development Plan (including any fees and associated costs and expenses for Regulatory Filings to be made by Precision pursuant to the Development Plans). Precision may subcontract any

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of Precision's Development obligations in the ordinary course of its business (other than to a CMO or other contract service provider that must be approved pursuant to Section 6.2) without the JSC's consent  to  the subcontracting of such obligations, provided that Precision agrees that any subcontractor (including any contract research organization or CMO) shall be bound by written obligations consistent with those required under Section 11.1.l(a) and written obligations of confidentiality and non-use consistent with this Agreement, and such other provisions to permit Precision  to comply with all the terms and conditions of this Agreement. Precision shall: (a) inform the JSC of the names of the applicable subcontractors and provide a description of the applicable subcontracted activities with respect to (i) the initial Licensed Product Candidate with respect to CD19 by no later than October 1, 2019 and (ii) any other Licensed Product Candidate by at least  six (6) months prior to  the anticipated date of Phase II Ready Status for such Licensed Product Candidate; and (b) shall thereafter provide reasonably prompt  updates regarding any additional subcontractors and subcontracted activities. Precision shall remain responsible for compliance with this Agreement and shall be fully responsible for any breach of this Agreement by any of its subcontractors.

3.	Amendments to Section 3.1.1 of the DCLA. Each of the applicable subsections of Section 3.1.1 of the DCLA noted below is hereby amended and restated in its entirety as follows:

(a) reviewing and approving the Development Plan, and in each case through review of the Quarterly Reports provided by Precision, overseeing and evaluating implementation of the Development Plan, with respect to each Included Target, including monitoring progress of preclinical and clinical studies of the Licensed Product Candidates and Licensed Products and otherwise monitoring compliance with the Development Plan;

(c) through the Dedicated Regulatory JSC Members and under appropriate protections to restrict access to such information by other JSC members (with such appropriate protection as to each Party's respective other JSC members being reasonably determined by such Party), reviewing, commenting on and approving all Regulatory Filings and other regulatory submissions and all material correspondence with Regulatory Authorities occurring prior to the Commercial Option Exercise Date;

(g) through the Dedicated CMC• JSC Members and under appropriate protections to restrict access to such information by other JSC members (with such appropriate protection as to each Party's respective other JSC members being reasonably determined by such Party), overseeing manufacture  and supply of pre-clinical and clinical trial materials necessary for Development of Licensed Product Candidates through Phase II Ready Batch Success by Precision or its CMO(s) and reviewing all Changes to the manufacturing process for clinical trial materials manufactured by Precision or its CMO(s);

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4.	Amendments to Section 3.1.2 of the DCLA.Section 3.1.2 of the DCLA is hereby amended and restated in its entirety as follows:

3.1.2Composition; Voting. Within thirty (30) days after the Effective Date, each Party shall appoint up to seven (7) employees to serve on the JSC, each of which (a) shall have such expertise as is appropriate to  the activities  of the JSC, (b) shall not have access to or any role with respect to Development or Commercialization of any genetically engineered human T cells with Chimeric Antigen Receptor(s) based on a technology other than the Precision Platform Technology, provided that Servier's JSC members  shall have the right, subject to Section 3.1.5A, to refer to their Top Management Expert to obtain guidance on or approval of Servier's JSC members recommendations on the topics listed in Section 3.1.1, and (c) shall be subject to approval for membership by the other Party. Each Party may replace its JSC representatives by written notice to the other Party and approval by such other Party. Each Party shall have one (1) vote on all matters and decisions that are within the responsibility of the JSC, regardless of the number of such Party's representatives on the JSC, and any decision or other action by the JSC may only be made by unanimous consensus of the Parties.  The members of the JSC will use good faith efforts to reach unanimous consensus on all decisions and other actions that are within the responsibility of the JSC.

5.	Amendments to Section 3.1.4 of the DCLA.Section 3.1.4 of the DCLA is hereby amended and restated as follows:

3.1.4Quarterly Reports: Meetings. Precision shall be responsible for delivering Quarterly Reports to the JSC regarding the Development status of each Licensed Product Candidate that is currently subject to a Development Plan in accordance with the reporting format attached in Exhibit I. For the avoidance of doubt, Precision shall not be required to include in any Quarterly Report any information that is subject to limited disclosure within Precision (e.g., preliminary clinical trial information known to the Chief Medical Officer but not generally known within Precision's executive management team). The JSC shall, after appointment of its initial members, meet at times mutually agreed upon by the Parties for the purpose of the JSC determining or approving, as applicable, any of the matters required to be determined or approved by the JSC pursuant to the terms of this Agreement. For each such meeting, the Parties may designate a subset of JSC members to attend such meeting based on the topics anticipated to be discussed in such meeting. The location of the meetings of the JSC to be held in person shall be agreed upon by the Parties (which may include the time and sites of major medical conferences attended by both Parties). Additionally, either Party may request a special meeting of the JSC upon written notice to the other (and which meeting shall be scheduled promptly at mutually agreeable times) for the purpose of resolving disputes in connection with any material matter  within the purview  of the JSC, the resolution of which cannot reasonably be postponed until the next JSC meeting described above. Each such special meeting of the JSC shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within fifteen (15) days after delivery of the written

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notice described in the immediately preceding sentence. Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JSC. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate, subject to approval in advance by the other Party, to attend such meeting in place of the absent representative. Each Party shall bear all the expenses of its representatives on the JSC. Either Party may invite personnel of the Parties (other than the members of the JSC) having applicable expertise to participate in discussions of the JSC from time to time as appropriate to assist in the activities of the JSC and subject to approval in advance by the other Party; provided, that neither Party's legal counsel may attend a JSC meeting without prior notice to the other Party reasonably sufficient to allow the other Party's legal counsel to attend  or to expressly waive attendance, and any such non-member shall be (x) bound by confidentiality and non-use obligations equivalent in scope to those set forth in ARTICLE XII of this Agreement and (y) under a written obligation  to assign  to the Party inviting such non-member any inventions of such non-member in the course of or as a result of attending any such meeting.

6.	Addition of Section 3.l.5A to the DCLA. A new Section 3.l.5A is hereby added to Article III of the DCLA immediately after Section 3.1.5 and shall read in its entirety as follows:

3.1.5A Top Management Expert. Only to the extent that Servier reasonably determines that it is strictly necessary to enable the Top Management Expert to provide guidance on or approval of Servier's JSC members' recommendations within the scope of the JSC's authority,  Servier's  JSC members  may disclose to the Top Management Expert high level information comprising Precision Confidential Information disclosed by Precision to Servier's JSC members in accordance with this Agreement. In no event shall any of Servier's JSC members disclose to the Top Management Expert or any other Servier personnel, other than Servier's Dedicated CMC JSC Members, any details of the CMC program or any CMC process, comprising Precision Confidential Information. Notwithstanding the foregoing, the Parties may agree in advance upon attendance of a Top Management Expert to one or more JSC meetings, subject to the final sentence of Section 3.1.4.

7.	Amendments to Section 5.1.1 of the DCLA. The second sentence of Section 5.1.1 of the DCLA is hereby deleted and replaced with the following sentence:

Without limiting the foregoing, Precision shall be responsible for attendance at all meetings (whether occurring in person or by telephone or other remote means) with applicable Regulatory Authorities with respect to each such Licensed Product Candidate; provided that Precision, where permitted by applicable Law, shall permit or may require Servier to designate up to two (2) Servier Dedicated Regulatory JSC Members to attend such meetings.

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8.	Amendments to Section 7.3.3 of the DCLA. Section 7.3.3 of the DCLA is hereby amended and restated in its entirety as follows:

7.3.3 The key terms of the CDCP Agreement are set forth in Exhibit D. The Parties will negotiate in good faith a form of CDCP Agreement consistent with such terms and other terms and conditions that are typical for such agreements with respect to similarly situated products between similarly situated parties in the pharmaceutical industry [***], and such form of CDCP Agreement shall be attached to this Agreement as Exhibit D-1 upon mutual agreement between the Parties.

9.

Discontinuation of Joint Project Team.   The Parties acknowledge and agree that the joint project team for CD19 is being discontinued in favor of the JSC. Prior to establishing any joint project teams for additional Licensed Product Candidates, the Parties shall mutually agree upon the purposes, objectives and meeting frequency for any new joint project team. Until such new joint project team is established, the JSC shall retain its authority pursuant to the DCLA to discuss matters relating to additional Licensed Product Candidates.

10.	JSC Meeting. On the effective date of this Amendment, the Parties acknowledge and agree that [***]
11.

No Other Changes. Except as expressly modified by this Amendment, the DCLA shall remain unchanged and in full force and effect.  This Amendment shall become a part of the DCLA as if set forth in full therein, and references to the DCLA shall be to the DCLA as amended. To the extent of any conflict or inconsistency between the terms of this Amendment and the DCLA, the terms of this Amendment shall prevail.

12.	Dispute Resolution: Governing Law; Jurisdiction. The Parties acknowledge and agree that Article XV and Section 17.13 of the DCLA shall apply to this Amendment as if fully set forth herein.
13.

Counterparts. This Amendment may be executed in more than one counterpart (including by electronic transmission), each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 5 to Development and Commercial License Agreement to be executed by their duly authorized representatives.

For Precision Biosciences , Inc.		For Les Laboratoires Servier.

By:	/s/ Matthew Kane	By:	/s/ Christian Bazantay
Name:	Matthew Kane	Name:	CHRISTIAN BAZANTAY
Title:	CEO	Title:	Proxy

		By:	/s/ Eric Falcand
		Name:	Eric FALCAND
		Title:	Proxy

For Institut de Recherche Internationales Servier.

By:		By:	/s/ Dr. Claude Bertrand
Name:	Dr Emmanuel CANET		Dr. Claude Bertrand
Title:	President R&D		EVP R&D

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EXHIBIT I

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